                                                               Exhibit 11

            VIEWLOGIC SYSTEMS, INC. AND SUBSIDIARIES
           COMPUTATION OF NET INCOME PER COMMON SHARE
              (In thousands, except per share data)

                                                Year Ended December 31,
                                            -------------------------------
                                             1994         1995        1996
                                             ----         ----        ----
Weighted average number of
  shares outstanding:
     Common stock                           16,512       16,936      16,973
     Common equivalent shares resulting
       from stock options and warrants
       (treasury stock method)                 879          359         483
Less:  Repurchased shares                                   (46)       (352)
                                            ------       -------     -------
                      Total                 17,391       17,249      17,104
                                            ======       =======     =======

Net income (loss)                         $ (6,317)     $ 2,861     $11,276
                                          ========       =======     =======
Net income (loss) per common share        $  (0.36)     $  0.17     $  0.66
                                           =======       =======     =======

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